Shareholders approved the following proposals at the special shareholder meetings held on April 28, 2000, May 5, 2000 and May 9, 2000.

The election of the following to serve as trustees of the Loomis Sayles
Funds: Daniel J. Fuss, Michael T. Murray, Richard S. Holway, Joseph Alaimo and Paul G. Chenault.

Each Fund, except Loomis Sayles Investment Grade Bond Fund and Loomis Sayles Managed Bond Fund, is authorized by the Board of Trustees to change investment objectives without shareholder approval.

The fundamental investment restriction prohibiting making loans is changed for each Fund, except Loomis Sayles Investment Grade Bond Fund and Loomis Sayles Managed Bond Fund, so that they may lend portfolio securities to the extent permitted under the Investment Company Act of 1940, as amended.

The fundamental investment restriction with respect to borrowing is changed for each Fund, except Loomis Sayles Investment Grade Bond Fund and Loomis Sayles Managed Bond Fund, so that they may borrow money to the extent permitted by the Investment Company Act of 1940 and in accordance with a non-fundamental investment policy approved by the Board of Trustees.